Exhibit 99.1

Barfresh Provides Second Quarter 2022 Results and Business Update

“Twist & Go”™ Powers Strong Year-Over-Year Revenue Growth

Second Quarter 2022 Revenue Increased by 115% Year-Over-Year to $2.8 Million

Expects to Achieve Record Quarterly Revenue in Third Quarter and Improved Gross Margins

Company Enters into New Manufacturing Agreement to Meet Stronger Demand and Improve Efficiencies

LOS ANGELES, July 28, 2022 (GLOBE NEWSWIRE) – Barfresh Food Group, Inc. (the “Company” or “Barfresh”) (Nasdaq: BRFH), a provider of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update in conjunction with the filing of its form 10-Q for the second quarter ended June 30, 2022.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “We achieved sequential and year-over-year revenue improvement in the second quarter of 2022 with revenue increasing 115% compared to the same period last year, despite the continuing industry wide supply chain issues impacting our ability to fulfill all immediate orders. In order to offset a portion of the inflationary pressures we and our industry are facing, we began implementing price increases across all product offerings at the end of the first quarter and these are now fully implemented as we enter the third quarter.

Mr. Delle Coste continued, “Our new manufacturing agreement will enable us to significantly expand our production capabilities in a phased approach, positioning us to properly partner with larger school districts and improve cost efficiencies in the back half of this year. We believe the back half of this year is going to generate sequential top line growth and improvements in our gross and operating margins as we better leverage our recently added infrastructure. We are very well positioned as schools begin to re-open due to our strong inventory position and the additional manufacturing capacity we are bringing on in the coming months.”

Second Quarter of 2022 Financial Results

Revenue for the second quarter of 2022 increased 115% to $2.8 million, compared to $1.3 million in the second quarter of 2021. The increase in revenue is the result of higher growth in Twist & Go sales in the school channel, as well as the gradual return in sales of the Company’s single serve and bulk products. Gross margins for second quarter of 2022 were 32%, similar to the first quarter of 2022, and lower than the 43% for the second quarter of 2021. The year over year decline in gross margins was due to higher raw material and packaging costs from the unprecedented market costs and labor shortages as well as higher sales volume and product mix.

Selling and marketing for the second quarter of 2022 increased to $0.7 million, compared to $0.4 million in the second quarter of 2022. The increase is a result of increased sales and marketing personnel costs and outbound freight, elevated as a result of our growth in revenue as well as inflationary pressures. The Company is working to offset elevated product and freight costs by implementing a number of initiatives, to include improving packaging, equipment updates and ingredient and freight optimization. G&A expenses for the second quarter of 2022 increased to $0.8 million, compared to $0.6 million in the second quarter of 2021. The increase in G&A was driven by an increase in personnel costs compared to a pullback in the COVID-19 affected quarter last year, including non-cash stock-based compensation. Net loss for the second quarter of 2022 was $0.7 million, as compared to a loss of $0.3 million in the second quarter of 2021.

As of June 30, 2022, the Company had approximately $3.7 million of cash, and approximately $1.6 million of inventory on its balance sheet.

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the performance of the Company. The exclusion of certain items including stock compensation, stock issued for services, gain or loss from debt extinguishments, gain or loss on derivative and the costs of NASDAQ uplift in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company’s core business performance. Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net loss, loss from operations or any other performance measure derived in accordance with GAAP.

Adjusted EBITDA was a loss of approximately $431,000 for the second quarter of 2022, compared to a loss of approximately $386,000 for the second quarter of 2021. Adjusted EBITDA in the second quarter of 2022 was negatively impacted by increased personnel costs, raw material costs and increased shipping and storage costs. A reconciliation of net loss to Adjusted EBITDA is provided below.

	For the three months ended June 30
	2022	2021
Net loss	$(737,000)	$(297,000)

Depreciation and amortization	126,000	146,000
Interest	-	69,000
EBITDA	(611,000)	(82,000)

Stock based compensation	64,000	45,000
Stock issued for services	50,000	25,000
Gain from extinguishment of PPP loan	-	(568,000)
Loss from debt extinguishment	-	194,000
Gain from derivative liability	-	-
NASDAQ uplist (1)	66,000	-
Adjusted EBITDA	$(431,000)	$(386,000)

(1) Represents various non-recurring costs associated with the January 2022 uplist of our common stock to the Nasdaq Capital Market exchange.

Conference Call

The conference call to discuss these results is scheduled for today, Thursday, July 28, 2022, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. A telephonic playback will be available approximately two hours after the call concludes and will be available through Thursday, August 11, 2022. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13731254. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered as fully prepared individual portions or single serving and bulk formats for on-site preparation. The Company’s single serving, on-site prepared product utilizes a proprietary, patented system that uses portion-controlled pre-packaged beverage ingredients, delivering a freshly made frozen beverage that is quick, cost efficient, better for you and without waste. Barfresh has a distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com